Exhibit 107.1

Calculation of Filing Fee Tables

Form F-3

(Form Type)

TOTALENERGIES SE

(Exact Name of Registrant as Specified in its Charter)

TOTALENERGIES CAPITAL

(Exact Name of Registrant as Specified in its Charter)

TOTALENERGIES CAPITAL CANADA LTD.

(Exact Name of Registrant as Specified in its Charter)

TOTALENERGIES CAPITAL INTERNATIONAL

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and 457(r)	(2)	(2)	(2)	(2)	(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					-			-	-	-	-
	Total Fees Previously Paid					-
	Total Fee Offsets					-
	Net Fee Due					-

(1)	The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. The Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of debt securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(2)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices.

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